Exhibit 99.1

News Release

Contact:
Investor Relations
(281) 776-7575
ir@tmw.com
For Immediate Release
Kelly Dilts
Men’s Wearhouse, SVP, Finance & IR

Ken Dennard
Dennard • Lascar Associates

MEN’S WEARHOUSE REPORTS

FISCAL 2014 THIRD QUARTER AND NINE MONTH RESULTS

•                  Jos. A. Bank integration ahead of schedule

•                  Legacy business continues to be strong

•                  K&G’s strategic alternatives review completed

•                  Conference call scheduled for Thursday, December 11th at 9:00 a.m. Eastern time

FREMONT, CA — December 10, 2014 — The Men’s Wearhouse (NYSE: MW) today announced consolidated financial results for the fiscal third quarter and nine months ended November 1, 2014.

GAAP diluted EPS for fiscal third quarter 2014 was $0.14 and adjusted diluted EPS was $0.83 excluding non-operating items(1).  Results for Jos. A. Bank are included in our financial statements beginning June 18, 2014, the date of the closing of the acquisition.

Doug Ewert, Men’s Wearhouse chief executive officer, commented, “We continue to be pleased with the progress we are making on the Jos. A. Bank integration.  In addition, we are pleased with the overwhelmingly positive reaction of the Jos. A. Bank employees to our culture and are very optimistic about our opportunities to expand consolidated sales and margins as we complete the integration.  We remain confident in our 2017 guidance and our cost synergy run-rate at the end of the third quarter is well ahead of our original $15 million projection for the end of the 2014 fiscal year and our systems conversions are on target.

“During the quarter, Jos. A. Bank’s comparable sales were slightly below our internal expectations but, as part of our operating strategy for the brand, we are very encouraged by the positive increase of 123 basis points in the maintained product margin rate,” added Ewert.  “We also completed our review of Jos. A. Bank’s inventory and concluded we will dispose of approximately $50 million of product which will be recorded as a reduction in the inventory value at the date of acquisition; a purchase price accounting adjustment.  This product will be pulled from the stores as part of our regular physical inventory process in January.  Additionally, we wrote off approximately $10 million of slower renting tuxedo inventory to make room for more productive inventory in anticipation of the tuxedo rollout.  As a reminder, we will begin renting tuxedos from our existing rental inventory in Jos. A. Bank beginning in January 2015.  The in-store training has begun and we are excited about this revenue synergy opportunity.

“Excluding Jos. A. Bank results, the third quarter adjusted operating income increased low double digits driven by strong performances at Men’s Wearhouse, Moores and K&G, posting comparable sales increases of 2.2%, 8.8% and 4.4%, respectively.  We are also excited about our recent announcements of in-home wedding consultations beginning early next year, the premiere of the Joseph Abboud website and the future Joseph Abboud flagship store in New York City.

(1) Adjusted information is non-GAAP financial information provided to enhance the user’s overall understanding of the Company’s current financial performance.  Reconciliations of adjusted financial information to GAAP results are included in the tables at the end of this release.

“We have completed our strategic review of K&G.  As part of the review, we considered offers to acquire the business, none of which were acceptable.  We concluded that continuing to operate K&G as a part of the Company’s overall portfolio will provide the most value to our shareholders.  We would like to thank K&G’s management and employees for continuing to work diligently, which has led to the strong results that have been posted this year,” concluded Ewert.

FISCAL THIRD QUARTER SALES REVIEW

The tables that follow are a summary of net sales for fiscal 2014 third quarter and fiscal nine months ended November 1, 2014.  The dollars shown are U.S. dollars in millions and due to rounded numbers may not sum.  The Moores comparable sales change is based on the Canadian dollar.  The comparable sales shown below for Jos. A. Bank are a comparison to the full periods, not a comparison of the acquisition period since June 18, 2014. Comparable sales exclude the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period and include e-commerce net sales.

Third Quarter Net Sales Summary — Fiscal 2014

			Net Sales	Comparable Sales Change
	Net Sales Change		Current Quarter	Current Quarter	Prior Year Quarter
Total Retail Segment	42.3%	$243.6	$819.2
Men’s Wearhouse	2.0%	$8.5	$436.1	2.2%	2.6%
Jos. A. Bank	n/a	$233.3	$233.3	(8.1)%	2.4%
Moores	1.9%	$1.3	$68.7	8.8%	(2.4)%
K&G	0.1%	$0.0	$72.8	4.4%	(4.4)%
MW Cleaners	7.0%	$0.5	$8.2

Corporate Apparel Segment	(2.6)%	$(1.9)	$71.5

Total Company	37.3%	$241.7	$890.6

Year-To-Date Net Sales Summary — Fiscal 2014

			Net Sales	Comparable Sales Change
	Net Sales Change		Current Year	Current Year	Prior Year
Total Retail Segment	23.1%	$400.1	$2,129.2
Men’s Wearhouse	4.1%	$51.4	$1,307.4	3.1%	1.6%
Jos. A. Bank	n/a	$347.0	$347.0	(0.2)%	(6.4)%
Moores	1.8%	$3.5	$199.3	8.6%	(4.6)%
K&G	(1.4)%	$(3.5)	$251.5	2.7%	(4.8)%
MW Cleaners	7.7%	$1.7	$24.0

Corporate Apparel Segment	6.2%	$11.4	$195.0

Total Company	21.5%	$411.5	$2,324.2

Net sales at our largest brand, Men’s Wearhouse, which represented 49% of total third quarter sales, were up 2.0% from last year’s third quarter and comparable sales increased 2.2%.  On a comparable basis, an increase in clothing product average unit retails (or the net selling price per unit) more than offset decreases in units sold per transaction and average transactions per store. The higher margin tuxedo rental revenues comparable sales increased 5.3% in the third quarter of 2014.

Jos. A. Bank was 26% of the Company’s total third quarter sales.  Comparable sales for the third quarter decreased 8.1% with flat units sold per transaction and flat clothing product average unit retails offset by a decrease in average transactions per store.  Moores, our Canadian retail brand, was 8% of the total third quarter sales and had a comparable sales increase of 8.8% due to an increase in clothing product average unit retails that more than offset a decrease in units sold per transaction while average transactions per store were flat.  However, net sales for Moores only increased 1.9% due to an unfavorable change in the currency translation rate.  K&G was 8% of the Company’s total third quarter sales with a comparable sales increase of 4.4% due to increases in average transactions per store and units sold per transaction which more than offset a decrease in average unit retails.  The Corporate Apparel segment, which represented 8% of total third quarter sales, had a sales decrease of 2.6%.

FISCAL THIRD QUARTER CONSOLIDATED RESULTS REVIEW

Sales

Total net sales increased 37.3% or $241.7 million to $890.6 million from $648.9 million.

Retail segment sales for the quarter increased by 42.3% or $243.6 million due to $233.3 million in sales at Jos. A. Bank and an increase in comparable sales at all other retail brands.

Corporate apparel sales decreased by 2.6% or $1.9 million.

Gross Margin

Total GAAP gross margin was $369.2 million.  Adjusted consolidated gross margin of $390.0 million increased $96.5 million or 32.9% compared to the prior year quarter.  The total adjusted gross margin rate decreased 145 basis points primarily due to lower margins at Jos. A. Bank.

Adjusted retail segment gross margin increased $94.7 million or 34.7%.  The adjusted retail segment gross margin rate decreased 254 basis points including Jos. A. Bank and increased 63 basis points excluding Jos. A. Bank.

Corporate apparel gross margin increased $1.8 million or 8.7% and increased 324 basis points.

Advertising

Advertising expenses increased $19.4 million to $42.1 million, an increase of 85.9% or 124 basis points compared to the prior quarter primarily due to Jos. A. Bank advertising expenses.

SG&A

GAAP SG&A expenses increased $71.1 million to $282.0 million, an increase of 33.7% but a decrease of 84 basis points.  Adjusted SG&A expenses were 190 basis points favorable to the prior year.  On an absolute dollar basis, adjusted SG&A increased by $58.8 million or 28.9% primarily due to the addition of Jos. A. Bank SG&A.

Operating Income

GAAP operating income was $45.2 million compared to GAAP operating income of $60.0 million last year.  Adjusted operating income was $85.7 million, an increase of $18.2 million or 26.9% over the prior year adjusted operating income of $67.5 million.

Interest and Taxes

Net interest expense for the third quarter was $25.0 million.

The effective tax rate for the third quarter was 65.3%.  Excluding the impact of non-deductible transaction costs, the adjusted effective tax rate was 33.6%.

Net Earnings

GAAP net earnings were $6.8 million compared to GAAP net earnings of $38.2 million last year.  GAAP diluted earnings per share was $0.14 compared to $0.79 in the prior year quarter.  Adjusted net earnings were $40.1 million, or $0.83 adjusted diluted earnings per share compared to adjusted net earnings of $43.1 million, or $0.90 adjusted diluted earnings per share last year.

Balance Sheet

In connection with the acquisition of Jos. A. Bank, debt at the end of the third quarter was approximately $1.7 billion.  Inventories increased $442.2 million to $1,082.4 million from $640.2 million due primarily to Jos. A. Bank and inventory related to Joseph Abboud.  This increase is net of the $50 million decrease in inventory associated with the review of Jos. A. Bank’s inventory at the date of acquisition.  Additionally, approximately $10 million of the increase was related to an inventory build for our corporate apparel business to service existing customers and the remaining increase was primarily driven by new store openings at Men’s Wearhouse.

JOS. A. BANK STANDALONE FISCAL THIRD QUARTER HIGHLIGHTS(2)

Clothing sales decreased 5.2% to $214.2 million from prior year third quarter.  Maintained product margin increased 123 basis points and total clothing margin excluding occupancy increased 54 basis points to 55.6%.

Occupancy costs increased from $35.7 million in the prior year, or 14.4% of total sales, to $40.5 million, or 17.3% of total sales in the current period primarily due to deleveraging caused by the decrease in Jos. A. Bank comparable sales and the impact of new stores.

FISCAL NINE MONTH CONSOLIDATED RESULTS REVIEW

Sales

Total net sales increased 21.5% or $411.5 million to $2,324.2 million, up from $1,912.7 million.

Year-to-date retail segment sales increased by 23.1%, or $400.1 million, due to $347.0 million in sales at Jos. A. Bank since the closing of the acquisition and an increase in comparable sales at all other retail brands.

Corporate apparel sales increased by 6.2%, or $11.4 million.

(2) Based on adjusted information provided to enhance the user’s overall understanding of Jos. A. Bank’s current financial performance and includes reclassifications to conform Jos. A. Bank’s historical results with the Company’s current external reporting presentation.

Gross Margin

Total GAAP gross margin was $1,011.1 million.  Adjusted consolidated gross margin of $1,038.7 million was an increase of $158.4 million, or 18.0%, compared to the prior year quarter.  The total adjusted gross margin rate decreased 133 basis points primarily due to lower margins at Jos. A. Bank.

Adjusted retail segment gross margin increased $154.2 million, or 18.7%.  The adjusted retail segment gross margin rate decreased 172 basis points including Jos. A. Bank and increased 23 basis points excluding Jos. A. Bank.

Corporate apparel gross margin increased $4.3 million, or 7.7%, and increased 42 basis points.

Advertising

Advertising expenses increased $40.5 million to $109.1 million, an increase of 59.0% or 111 basis points primarily due to the Jos. A. Bank advertising expenses and the brand advertising associated with the rollout of Joseph Abboud.

SG&A

GAAP SG&A expenses increased $164.1 million to $786.9 million, an increase of 26.4% or 130 basis points.  Adjusted SG&A expenses were 203 basis points favorable to the prior year.  On an absolute dollar basis adjusted SG&A increased by $84.5 million, or 13.8%, primarily due to the addition of Jos. A. Bank SG&A.

Operating Income

GAAP operating income was $115.2 million compared to GAAP operating income of $179.3 million last year.  Adjusted operating income was $232.7 million, an increase of $33.5 million, or 16.8%, over the prior year adjusted operating income of $199.2 million.

Interest and Taxes

Net interest expense for the nine months was $39.2 million.

The effective tax rate for the nine months was 51.5%.  Excluding the impact of non-deductible transaction costs, the adjusted effective tax rate was 34.7%.

Net Earnings

GAAP net earnings were $35.5 million compared to GAAP net earnings of $114.2 million last year.  GAAP diluted earnings per share was $0.74 compared to $2.29 last year.  Adjusted net earnings were $126.1 million, or $2.61 adjusted diluted earnings per share, compared to adjusted net earnings of $127.2 million, or $2.55 adjusted diluted earnings per share last year.

CONFERENCE CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, December 11, 2014, Company management will host a conference call and real time webcast to review fiscal 2014 third quarter and nine month results.

To access the conference call, dial 913-312-1485.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at http://ir.menswearhouse.com. A telephonic replay will be available through December 18, 2014 by calling 719-457-0820 and entering the access code of 5527190#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	November 1, 2014		November 2, 2013		February 1, 2014
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse	686	3,903.9	658	3,752.2	661	3,774.3

Jos. A. Bank (a)	637	2,891.0	—	—	—	—

Men’s Wearhouse and Tux	223	309.6	261	360.5	248	344.0

Moores, Clothing for Men	122	774.4	120	764.4	121	769.3

K&G (b)	92	2,184.4	94	2,228.7	94	2,228.8

Total	1,760	10,063.3	1,133	7,105.8	1,124	7,116.4

(a)  Excludes 15 franchise stores.

(b)  85, 88 and 85 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,760 stores.  The Men’s Wearhouse, Jos. A. Bank, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, including successful integration of acquisitions, including Jos. A. Bank, performance issues with key suppliers, disruption in buying trends due to homeland security concerns, severe weather, foreign currency fluctuations, government export and import policies, aggressive advertising or marketing activities of competitors, and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.

These forward-looking statements are based upon management’s current beliefs or expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. The following factors, among others, could cause actual results to differ materially from those expressed or implied in the forward-looking statements: (1) the possibility that the expected benefits from the Jos. A. Bank transaction will not be realized within the anticipated time period, (2) the risks related to the costs and difficulties related to the integration of Jos. A. Bank’s business and operations with our business and operations, (3) the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, (4) unexpected costs, charges or expenses resulting from the transaction, (5) litigation relating to the transaction, (6) the inability to retain key personnel and (7) the possible disruption that may be caused by the Jos. A. Bank transaction to our business and operations, including relationships with customers, employees and other third parties.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Men’s Wearhouse to disclose material information under the federal securities laws, Men’s Wearhouse undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in Men’s Wearhouse’s annual report on Form 10-K for the fiscal year ended February 1, 2014 and quarterly reports on Form 10-Q.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended November 1, 2014 and November 2, 2013

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2014	Sales	2013	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$634,447	71.24%	$415,985	64.11%	$218,462	52.52%	7.13
Tuxedo rental services	132,690	14.90%	122,177	18.83%	10,513	8.60%	(3.93)
Alteration and other services	52,025	5.84%	37,363	5.76%	14,662	39.24%	0.08
Total retail sales	819,162	91.97%	575,525	88.69%	243,637	42.33%	3.28
Corporate apparel clothing product	71,475	8.03%	73,365	11.31%	(1,890)	(2.58)%	(3.28)
Total net sales	890,637	100.00%	648,890	100.00%	241,747	37.26%	0.00

Total cost of sales	521,432	58.55%	355,388	54.77%	166,044	46.72%	3.78

Gross margin (a):
Retail clothing product	347,138	54.72%	234,543	56.38%	112,595	48.01%	(1.67)
Tuxedo rental services	99,152	74.72%	102,864	84.19%	(3,712)	(3.61)%	(9.47)
Alteration and other services	14,852	28.55%	8,951	23.96%	5,901	65.93%	4.59
Occupancy costs	(114,325)	(13.96)%	(73,456)	(12.76)%	(40,869)	(55.64)%	(1.19)
Total retail gross margin	346,817	42.34%	272,902	47.42%	73,915	27.08%	(5.08)
Corporate apparel clothing product	22,388	31.32%	20,600	28.08%	1,788	8.68%	3.24
Total gross margin	369,205	41.45%	293,502	45.23%	75,703	25.79%	(3.78)

Advertising expenses	42,075	4.72%	22,630	3.49%	19,445	85.93%	1.24
Selling, general and administrative expenses	281,955	31.66%	210,867	32.50%	71,088	33.71%	(0.84)

Operating income	45,175	5.07%	60,005	9.25%	(14,830)	(24.71)%	(4.18)

Net interest	(25,006)	(2.81)%	(1,190)	(0.18)%	(23,816)	2001.34%	(2.62)

Earnings before income taxes	20,169	2.26%	58,815	9.06%	(38,646)	(65.71)%	(6.80)

Provision for income taxes	13,168	1.48%	20,337	3.13%	(7,169)	(35.25)%	(1.66)

Net earnings including non-controlling interest	7,001	0.79%	38,478	5.93%	(31,477)	(81.81)%	(5.14)

Net earnings attributable to non-controlling interest	(208)	(0.02)%	(274)	(0.04)%	66	24.09%	0.02

Net earnings attributable to common shareholders	$6,793	0.76%	$38,204	5.89%	$(31,411)	(82.22)%	(5.12)

Net earnings per diluted common share attributable to common shareholders	$0.14		$0.79

Weighted-average diluted common shares outstanding:	48,254		47,873

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Nine Months Ended November 1, 2014 and November 2, 2013

(In thousands, except per share data)

	Nine Months Ended				Variance
		% of		% of			Basis
	2014	Sales	2013	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$1,598,199	68.76%	$1,248,405	65.27%	$349,794	28.02%	3.49
Tuxedo rental services	395,449	17.01%	368,360	19.26%	27,089	7.35%	(2.24)
Alteration and other services	135,585	5.83%	112,381	5.88%	23,204	20.65%	(0.04)
Total retail sales	2,129,233	91.61%	1,729,146	90.40%	400,087	23.14%	1.21
Corporate apparel clothing product	194,956	8.39%	183,535	9.60%	11,421	6.22%	(1.21)
Total net sales	2,324,189	100.00%	1,912,681	100.00%	411,508	21.51%	0.00

Total cost of sales	1,313,078	56.50%	1,032,465	53.98%	280,613	27.18%	2.52

Gross margin (a):
Retail clothing product	876,059	54.82%	703,902	56.38%	172,157	24.46%	(1.57)
Tuxedo rental services	320,366	81.01%	311,971	84.69%	8,395	2.69%	(3.68)
Alteration and other services	37,791	27.87%	26,625	23.69%	11,166	41.94%	4.18
Occupancy costs	(282,595)	(13.27)%	(217,521)	(12.58)%	(65,074)	(29.92)%	(0.69)
Total retail gross margin	951,621	44.69%	824,977	47.71%	126,644	15.35%	(3.02)
Corporate apparel clothing product	59,490	30.51%	55,239	30.10%	4,251	7.70%	0.42
Total gross margin	1,011,111	43.50%	880,216	46.02%	130,895	14.87%	(2.52)

Advertising expenses	109,072	4.69%	68,584	3.59%	40,488	59.03%	1.11
Selling, general and administrative expenses	786,879	33.86%	622,785	32.56%	164,094	26.35%	1.30
Goodwill impairment charge	—	0.00%	9,501	0.50%	(9,501)	NM	(0.50)

Operating income	115,160	4.95%	179,346	9.38%	(64,186)	(35.79)%	(4.42)

Net interest	(39,154)	(1.68)%	(1,772)	(0.09)%	(37,382)	2109.59%	(1.59)
Loss on extinguishment of debt	(2,158)	(0.09)%	—	0.00%	(2,158)	NM	(0.09)

Earnings before income taxes	73,848	3.18%	177,574	9.28%	(103,726)	(58.41)%	(6.11)

Provision for income taxes	38,021	1.64%	63,162	3.30%	(25,141)	(39.80)%	(1.67)

Net earnings including non-controlling interest	35,827	1.54%	114,412	5.98%	(78,585)	(68.69)%	(4.44)

Net earnings attributable to non-controlling interest	(292)	(0.01)%	(174)	(0.01)%	(118)	(67.82)%	0.00

Net earnings attributable to common shareholders	$35,535	1.53%	$114,238	5.97%	$(78,703)	(68.89)%	(4.44)

Net earnings per diluted common share attributable to common shareholders	$0.74		$2.29

Weighted-average diluted common shares outstanding:	48,124		49,598

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	November 1,	November 2,
	2014	2013

ASSETS

Current assets:
Cash and cash equivalents	$64,716	$64,764
Accounts receivable, net	84,054	80,180
Inventories	1,082,354	640,197
Other current assets	112,872	77,918

Total current assets	1,343,996	863,059
Property and equipment, net	569,779	407,261
Tuxedo rental product, net	129,579	142,272
Goodwill	892,766	128,597
Intangible assets, net	673,057	60,325
Other assets	44,250	4,937

Total assets	$3,653,427	$1,606,451

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$263,645	$165,596
Accrued expenses and other current liabilities	283,271	168,120
Income taxes payable	13,590	10,034
Current maturities of long-term debt	11,000	10,000

Total current liabilities	571,506	353,750

Long-term debt	1,678,589	90,000
Deferred taxes and other liabilities	367,612	104,950

Total liabilities	2,617,707	548,700

Shareholders’ equity:
Preferred stock	—	—
Common stock	481	704
Capital in excess of par	435,755	404,506
Retained earnings	581,956	1,177,945
Accumulated other comprehensive income	20,829	31,060
Treasury stock, at cost	(3,301)	(569,792)

Total equity attributable to common shareholders	1,035,720	1,044,423

Non-controlling interest	—	13,328

Total shareholders’ equity	1,035,720	1,057,751

Total liabilities and shareholders’ equity	$3,653,427	$1,606,451

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Nine Months Ended November 1, 2014 and November 2, 2013

(In thousands)

	Nine Months Ended
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including non-controlling interest	$35,827	$114,412
Non-cash adjustments to net earnings:
Depreciation and amortization	80,622	65,672
Tuxedo rental product amortization	30,038	28,712
Amortization of deferred financing costs	3,014	383
Amortization of discount on long-term debt	589	—
Loss on extinguishment of debt	2,158	—
Loss (gain) on disposition of assets	12,247	(992)
Goodwill impairment charge	—	9,501
Other	(14,029)	13,984
Changes in operating assets and liabilities	(91,449)	(72,289)

Net cash provided by operating activities	59,017	159,383

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(72,397)	(81,521)
Acquisition of businesses, net of cash	(1,491,393)	(95,693)
Proceeds from sales of property and equipment	160	4,127

Net cash used in investing activities	(1,563,630)	(173,087)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from new term loan	1,089,000	—
Proceeds from asset-based revolving credit facility	340,000	—
Payments on asset-based revolving credit facility	(340,000)	—
Proceeds from bond issuance	600,000	—
Deferred financing costs	(51,072)	(1,776)
Proceeds from previous term loan	—	100,000
Payments on previous term loan	(97,500)	—
Cash dividends paid	(26,119)	(26,979)
Purchase of non-controlling interest	(6,651)	—
Proceeds from issuance of common stock	7,115	8,291
Tax payments related to vested deferred stock units	(6,907)	(3,865)
Excess tax benefits from share-based plans	3,736	1,532
Repurchases of common stock	(251)	(152,129)

Net cash provided by (used in) financing activities	1,511,351	(74,926)

Effect of exchange rate changes	(1,274)	(2,669)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,464	(91,299)

Balance at beginning of period	59,252	156,063
Balance at end of period	$64,716	$64,764

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — NON-GAAP

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

We have provided adjusted information in addition to providing financial results in accordance with GAAP.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the adjusted results provide useful information by excluding items we believe are not indicative of our core operating results as well as certain items related to the acquisition of Jos. A. Bank.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results is as follows and may not sum due to rounded numbers:

Total Company - Three Months Ended November 1, 2014

	GAAP	Acquisition	Purchase Price		Adjusted
	Results	& Integration	Acctg Items	Other (1)	Results

Net sales	$890,637	$—	$—	$—	$890,637

Gross margin:
Retail clothing product	347,138	—	11,428	—	358,566
Tuxedo rental services	99,152	10,552	—	—	109,704
Alteration and other services	14,852	—	—	—	14,852
Occupancy costs	(114,325)	—	(1,211)	—	(115,536)
Total retail gross margin	346,817	10,552	10,217	—	367,586
Corporate apparel clothing product	22,388			—	22,388
Total gross margin	369,205	10,552	10,217	—	389,974

Advertising expense	42,075	—	—	—	42,075
Selling, general and administrative expenses	281,955	(18,646)	(2,733)	1,638	262,214
Goodwill impairment charge	—	—	—	—	—

Operating income	45,175	29,198	12,950	(1,638)	85,685

Net interest	(25,006)	—	—	—	(25,006)
Loss on extinguishment of debt	—	—	—	—	—

Earnings before income taxes	20,169	29,198	12,950	(1,638)	60,679

Provision for income taxes	13,168	3,422	4,352	(550)	20,391

Net earnings including non-controlling interest	7,001	25,776	8,598	(1,088)	40,288

Net earnings attributable to non-controlling interest	(208)	—	—	—	(208)

Net earnings attributable to common shareholders	$6,793	$25,776	$8,598	$(1,088)	$40,080

Net earnings per diluted common share attributable to common shareholders	$0.14	$0.53	$0.18	$(0.02)	$0.83

(1) Other relates to adjustments to prior estimates of costs related to store closure and separation costs with executives offset by costs related to K&G strategic alternative review.

Use of Non-GAAP Financial Measures (cont’d)

Total Company - Three Months Ended November 2, 2013

	GAAP	Acquisition	Purchase Price		Adjusted
	Results	& Integration	Acctg Items	Other (2)	Results

Net sales	$648,890	$—	$—	$—	$648,890

Gross margin:
Retail clothing product	234,543	—	—	—	234,543
Tuxedo rental services	102,864	—	—	—	102,864
Alteration and other services	8,951	—	—	—	8,951
Occupancy costs	(73,456)	—	—	—	(73,456)
Total retail gross margin	272,902	—	—	—	272,902
Corporate apparel clothing product	20,600	—	—	—	20,600
Total gross margin	293,502	—	—	—	293,502

Advertising expense	22,630	—	—	—	22,630
Selling, general and administrative expenses	210,867	(3,786)	—	(3,711)	203,370
Goodwill impairment charge	—	—	—	—	—

Operating income	60,005	3,786	—	3,711	67,502

Net interest	(1,190)	—	—	—	(1,190)
Loss on extinguishment of debt	—	—	—	—	—

Earnings before income taxes	58,815	3,786	—	3,711	66,312

Provision for income taxes	20,337	1,311	—	1,283	22,931

Net earnings including non-controlling interest	38,478	2,475	—	2,428	43,381

Net earnings attributable to non-controlling interest	(274)	—	—	—	(274)

Net earnings attributable to common shareholders	$38,204	$2,475	$—	$2,428	$43,107

Net earnings per diluted common share attributable to common shareholders	$0.79	$0.05	$—	$0.05	$0.90

(2) Other includes costs related to various strategic projects, separation costs associated with former executives, and store closure costs offset by a gain on the sale of an office building.

Use of Non-GAAP Financial Measures (cont’d)

Total Company - Nine Months Ended November 1, 2014

	GAAP	Acquisition	Purchase Price		Adjusted
	Results	& Integration	Acctg Items	Other (1)	Results

Net sales	$2,324,189	$—	$—	$—	$2,324,189

Gross margin:
Retail clothing product	876,059	—	17,251	—	893,310
Tuxedo rental services	320,366	10,552	—	—	330,918
Alteration and other services	37,791	—	—	—	37,791
Occupancy costs	(282,595)	—	(262)	—	(282,857)
Total retail gross margin	951,621	10,552	16,988	—	979,161
Corporate apparel clothing product	59,490	—	—	—	59,490
Total gross margin	1,011,111	10,552	16,988	—	1,038,651

Advertising expense	109,072	—	—	—	109,072
Selling, general and administrative expenses	786,879	(81,243)	(3,639)	(5,141)	696,856
Goodwill impairment charge	—	—	—	—	—

Operating income	115,160	91,795	20,627	5,141	232,723

Net interest	(39,154)	—	—	—	(39,154)
Loss on extinguishment of debt	(2,158)	2,158	—	—	—

Earnings before income taxes	73,848	93,953	20,627	5,141	193,569

Provision for income taxes	38,021	20,206	7,157	1,784	67,168

Net earnings including non-controlling interest	35,827	73,747	13,469	3,357	126,401

Net earnings attributable to non-controlling interest	(292)	—	—	—	(292)

Net earnings attributable to common shareholders	$35,535	$73,747	$13,469	$3,357	$126,109

Net earnings per diluted common share attributable to common shareholders	$0.74	$1.53	$0.28	$0.07	$2.61

(1) Other relates to K&G strategic alternative review and cost reduction initiatives partially offset by adjustments to prior estimates of costs related to store closure and separation costs with executives.

Use of Non-GAAP Financial Measures (cont’d)

Total Company - Nine Months Ended November 2, 2013

	GAAP	Acquisition	Purchase Price		Adjusted
	Results	& Integration	Acctg Items	Other (2)	Results

Net sales	$1,912,681	$—	$—	$—	$1,912,681

Gross margin:
Retail clothing product	703,902	—	—	—	703,902
Tuxedo rental services	311,971	—	—	—	311,971
Alteration and other services	26,625	—	—	—	26,625
Occupancy costs	(217,521)	—	—	—	(217,521)
Total retail gross margin	824,977	—	—	—	824,977
Corporate apparel clothing product	55,239	—	—	—	55,239
Total gross margin	880,216	—	—	—	880,216

Advertising expense	68,584	—	—	—	68,584
Selling, general and administrative expenses	622,785	(4,430)	—	(5,957)	612,398
Goodwill impairment charge	9,501	—	—	(9,501)	—

Operating income	179,346	4,430	—	15,458	199,234

Net interest	(1,772)	—	—	—	(1,772)
Loss on extinguishment of debt	—	—	—	—	—

Earnings before income taxes	177,574	4,430	—	15,458	197,462

Provision for income taxes	63,162	1,478	—	5,490	70,130

Net earnings including non-controlling interest	114,412	2,952	—	9,968	127,332

Net loss attributable to non-controlling interest	(174)	—	—	—	(174)

Net earnings attributable to common shareholders	$114,238	$2,952	$—	$9,968	$127,158

Net earnings per diluted common share attributable to common shareholders	$2.29	$0.06	$—	$0.20	$2.55

(2) Other includes the non-cash write-off of K&G goodwill, costs related to various strategic projects, separation costs associated with former executives, and store closure costs offset by a gain on the sale of an office building.

Use of Non-GAAP Financial Measures (cont’d)

Jos. A. Bank Selected Metrics - Three Months Ended November 2, 2013 and November 1, 2014

	Q3 FY 2013		Q3 FY 2013		Q3 FY 2014		Q3 FY 2014
	as Reported (1)	Adjustments (2)	Selected Metrics		GAAP	Adjustments (4)	Selected Metrics
			$	% (3)			$	% (3)
Net sales:
Retail clothing product	$225,969	$—	$225,969	91.3%	$214,162	$—	$214,162	91.8%
Other sales	21,499		21,499	8.7%	19,151		19,151	8.2%
Total retail net sales	247,468	—	247,468	100.0%	233,313	—	233,313	100.0%

Gross margin:
Retail clothing product	123,548	861	124,409	55.1%	107,635	11,428	119,063	55.6%
Other margin	9,599	—	9,599	44.7%	7,510	0	7,510	39.2%
Occupancy costs	(33,920)	(1,746)	(35,666)	-14.4%	(39,243)	(1,211)	(40,454)	-17.3%
Total retail gross margin	99,227	(885)	98,342	39.7%	75,902	10,218	86,120	36.9%

Maintained product margin (net sales of retail clothing product less landed cost of goods)			$135,333	59.9%			$130,894	61.1%

(1) As filed in Jos. A. Bank’s 10-Q reclassified to be consistent with Men’s Wearhouse reporting.

(2) Primarily reflects converting the FIFO method used by Jos. A. Bank to weighted average cost and the resetting of the straight-line rent and tenant improvement amounts.

(3) Percent of related sales.

(4) Adjusted for impact of purchase price accounting items.